As filed with the Securities and Exchange Commission on August 28, 2017	Registration No. 333-138474

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

___________________

POST-EFFECTIVE

AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________

GLOBAL SOURCES LTD.

(Exact name of registrant as specified in its charter)

___________________

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton, HM 12, Bermuda

(441) 295-2244

(Address of Principal Executive Offices)

_______________

Global Sources Equity

Compensation (2017) Master Plan

and

Global Sources Ltd.

Directors Purchase Plan (as of 5 November 2005)

(Full title of the plan)

_______________

James J. Clark, Esq.

Stuart G. Downing, Esq.

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York  10005

(Name and address of agent for service)

(212) 701-3000

(Telephone number, including area code, of agent for service)

Copies to:
James J. Clark, Esq. Stuart G. Downing, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000	James Bodi, Esq. Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX, Bermuda (441) 295-2244

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the registration statement file no. 333-138474 (the “Registration Statement”) of Global Sources Ltd. (the “Registrant”) on Form S-8 pursuant to which the Registrant registered 3,000,000 common shares of par value $.01 each authorized for issuance under the Global Sources Equity Compensation (2007) Master Plan and 530,000 common shares of par value $.01 each authorized for issuance under the Global Sources Ltd. Directors Purchase Plan, which was filed with the Securities and Exchange Commission on November 7, 2006. This Post-Effective Amendment is being filed to deregister all of the common shares of the Registrant previously registered under the Registration Statement and remaining available thereunder.

On May 23, 2017, the Registrant, Expo Holdings I Ltd (“Parent”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, and Expo Holdings II Ltd. (“Amalgamation Sub”), an exempted company incorporated under the laws of Bermuda as a company limited by shares, entered into an Agreement and Plan of Amalgamation (as amended on May 25, 2017 and as may be further amended from time to time, the “Amalgamation Agreement”). On July 24, 2017, at a special general meeting of the Registrant, the shareholders of the Registrant voted in favor of, among others, the Amalgamation Agreement and the transactions contemplated thereby.

On August 28, 2017 (the “Effective Time”), pursuant to the Amalgamation Agreement, the Registrant and Amalgamation Sub were amalgamated (the “Amalgamation”) with the amalgamated company continuing as a Bermuda exempted company limited by shares and becoming a wholly-owned subsidiary of Parent.

In connection with the Amalgamation, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hong Kong Special Administrative Region of the People’s Republic of China on August 28, 2017.

GLOBAL SOURCES LTD.

By:	/s/ Connie Lai
Name: Connie Lai
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Merle A. Hinrich	Executive Chairman of the Board; Director (a principal executive officer)	August 28, 2017
Merle A. Hinrich

/s/ Craig Pepples	Chief Executive Officer	August 28, 2017
Craig Pepples

/s/ Connie Lai	Chief Financial Officer (principal financial officer and principal accounting officer)	August 28, 2017
Connie Lai

/s/ Sarah Benecke	Director	August 28, 2017
Sarah Benecke

/s/ Eddie Heng Teng Hua	Director	August 28, 2017
Eddie Heng Teng Hua

/s/ David F. Jones	Director	August 28, 2017
David F. Jones

/s/ Funmibi Chima	Director	August 28, 2017
Funmibi Chima

/s/ Michael J. Scown	Director	August 28, 2017
Michael J. Scown

/s/ Brent Barnes	Chief Operating Officer (authorized representative in the United States)	August 28, 2017
Brent Barnes